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                                                                  EXHIBIT 23.2

[LETTERHEAD OF KPMG PEAT MARWICK APPEARS HERE]




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
             ---------------------------------------------------


The Board of Directors
Medical Care America, Inc.:

We consent to the use of our reports incorporated herein by reference and to the reference to our Firm under the heading "Experts" in the prospectus.

Our report dated February 7, 1994, except as to note 3, which is as of March 21, 1994, contains an explanatory paragraph that states that the Company is a defendant in a class action lawsuit alleging that, during 1992, the Company, its subsidiaries, directors and certain of its officers violated Federal securities and various state laws by making false and misleading statements to the public, and seeking damages in unspecified amounts. No provision for any liability that may result upon adjudication has been recognized in the consolidated financial statements.

Our report dated February 7, 1994, except as to note 3, which is as of March 21, 1994, also refers to the Company's change in method of accounting for income taxes in 1993 by adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and change in method of accounting for investment securities on December 31, 1993 by adopting Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                           /s/ KPMG Peat Marwick


Dallas, Texas
July 6, 1994